Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SearchMedia Holdings Limited (the “Company”) on Form F-3 of our report dated June 30, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of the Company as of December 31, 2010 and for the year then ended appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Statement by Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP New York September 1, 2011